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                                                                   EXHIBIT 10.30

12/16/02
James Bain
2815 Barbarell Way
Sacramento, Ca 95821

     Re:  Retention Agreement

Dear Jim;

     MTS, Inc. ("MTS" or "the Company") considers it essential to the best interests of the Company to take reasonable steps to retain key management personnel in these uncertain economic times. MTS has determined that you play a critical role in the operations of the Company. In order to induce you to remain in the employ of the Company, the Company offers to enter into this letter agreement (the "Agreement") setting forth the following terms and benefits of your continued employment with the Company.

Not An Employment Contract

     This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, nor does this Agreement prevent you from terminating your employment. Your employment remains at-will, and either you or the Company may terminate the employment relationship at any time and for any reason.

Severance Pay in the Event of Termination for Specified Reasons

     Change in Control

     In the event that a Change in Control (as defined below) occurs on or before December 31, 2005, and anytime within one (1) year thereafter your employment is terminated by the new Company for a reason other than for Cause (as defined below) or is terminated by you for Good Reason (as defined below), then the Company shall pay to you as severance pay, a lump sum equal to eighteen
(18) months of base salary, due within ten (10) days after the Termination Date (as defined below).

     You agree that after the Termination Date but prior to payment of the severance pay called for by this Agreement, you shall execute a full release (based in the form of the Company's standard Release Agreement) of any and all known or unknown claims you have against the Company and/or its officers, employees, directors, and affiliates. You understand that the payment of the severance pay described in this Agreement is contingent upon your execution and non-revocation of the Release.

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     Severance Pay Absent a Change in Control

     If there is no change of control and your employment is terminated, your eligibility for severance benefits will be governed under MTS' ERISA Executive Severance Plan. A copy of the plan is attached as exhibit A.

Sole Remedy

        The payment to you of the amounts described above as severance shall constitute your sole remedy against the Company, its directors, officers, employees, and affiliates in the event of a termination of your employment based on the conditions described above.

Definitions

     "CHANGE IN CONTROL" shall mean the consummation of any of the following events: (1) a sale, lease, disposition, or liquidation of all or substantially all of the assets of the Company, or (2) a sale, merger, consolidation, recapitalization, of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity. The effective date of the change in control shall be the date on which the contemplated event is consummated.

     "DISCHARGE FOR CAUSE" means termination of the employee's employment because of (a) negligence or misconduct by the employee in the performance of his/her duties for the Company, (b) non-performance by the employee of his/her duties for the Company, (c) the employee's conviction for or admission of a felony offense, or the employee's indictment for a criminal offense involving or relating to the business of the Company, (d) the employee's act of fraud, dishonesty, or embezzlement with respect to the Company, or (e) the employee's misconduct which, in the judgment of the Company, brings the reputation of the Company into disrepute or causes the employee to be unable to perform his/her duties.

     "GOOD REASON" shall mean (1) the unilateral relocation by the Company of your principal work place for the Company to a site more than 50 miles from its current location; (2) a reduction in your then current base salary without your consent; (3) material reduction in your essential duties; or (4) a materially detrimental change in your job title.

     "TERMINATION DATE" shall mean your last day of employment with the Company.

Entire Agreement

        This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to
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the subject matter of the Agreement.  This Agreement may be amended or modified only by a written instrument executed by the President of the Company and by you.

Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that your obligations under the Agreement are personal and may not be assigned by you.

Severability

     In the event any provision of this Agreement is found invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

Dispute Resolution

     In the event of any dispute in any way relating to the enforceability, breach, or interpretation of this Agreement, the parties to this Agreement agree that any such dispute shall be resolved by the appropriate court of law, without a jury, in Sacramento, California. The parties recognize that they are waiving certain rights to trial by jury and do so knowingly in order to hasten the resolution of any such dispute and to minimize costs associated therewith.

Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     Nothing contained in this letter agreement alters any of the other terms of your employment with the Company. If this letter agreement is acceptable to you, please so indicate by countersigning it in the space provided below, whereupon it will become a binding agreement between the Company and you. Thank you for your continuing dedication and contributions to the Company.

                                          Sincerely,


                                          ____________________________
                                          Michael Solomon
                                          President and CEO of MTS, Inc.


Accepted and agreed to on _______________, 2002. By:________________________